Exhibit 10.14

PROMISSORY NOTE

US$25,000.00	August 30, 2010

FOR VALUE RECEIVED, the undersigned, Innolog Holdings Corporation, a Nevada corporation, (the “Maker”), promises to pay to ISABELLE CHESTER, an individual (the “Payee”), at such place as the Payee may later designate in writing, in lawful money of the United States, the principal sum of twenty-five thousand United States dollars ($25,000.00) in accordance with this promissory note (the “Note”) under the terms set forth herein.

1.  Rate of Interest

The outstanding principal balance due under this Note shall bear an interest rate of a flat amount of $2,500.00 if payment is made on or prior to October 15, 2010. If payment is received on or after October 15 but prior to December 6, 2010 then the interest payment will be a flat $5,000.00. In the event the principal and interest amount remains unpaid after December 6, 2010, the note will bear interest at a rate of 10% per month accruing the end of each month until paid.

2.  Repayment

Principal and interest due under the Note shall be payable at the time the Note is due. The Maker shall have the right to prepay at any time and from time to time, in advance of maturity, without premium or penalty, all or part of the principal amount of this Note.  Each payment shall be applied to the principal balance due at the maturity date of October 15, 2010.

Repayment of the note will be made when Innovative Logistics Techniques, Inc. contract receivable number N00173-08-C-2042 in the amount of $126,639.03 is received by the Company.

3. Fee

Galen Capital Corporation, the parent of the Maker, shall issue to Payee 25,000 Warrants at $  0.50 cents with five year expiration date in the name of Innolog Holdings Corporation.

4.  Events of Default

The following shall constitute Events of Default hereunder:

(a)           If Maker defaults in the payment of any amount due on this Note when due and payable hereunder and such default shall continue for a period of five (5) days; and

(b)           If Maker shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or all or a substantial part of its assets, or (iii) be adjudicated a bankrupt or insolvent, or (iv) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether Federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether Federal or state) relating to relief of debtors, or (v) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves an involuntary petition seeking reorganization of Maker, or appoints, pursuant to such a petition, a receiver, trustee or liquidator for it or all or a substantial part of its assets.

5.  Remedies

(a)           Upon the happening of an Event of Default, Payee may, in Payee's sole and absolute discretion and without notice or demand to Maker, declare the entire amount of principal and interest thereon remaining outstanding hereunder immediately due and payable, whereupon, the same shall forthwith become and be due and payable without any presentment, demand or notice of any kind, all of which are expressly waived by Maker.

(b)           If an Event of Default shall occur, the Maker shall pay the Payee, on demand by the Payee, all reasonable costs and expenses incurred by the Payee in connection with the collection and enforcement of this Note, including reasonable attorneys' fees and including additional interest calculated at a 15% interest rate.

(c)           Galen Capital Corporation (GCC) is the Guarantor behind both Innolog Holdings Corporation and Innovative Logistics Techniques, Inc.

6.  Miscellaneous

(a)           This Note shall be deemed to be made and entered into under the laws of the Commonwealth of Virginia and for all purposes shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, but not with respect to the law of conflicts.

(b)           This Note shall be binding upon Maker and Maker's successors and assigns and shall inure to the benefit of Payee and Payee's successors and assigns; and each reference herein to Maker or to Payee shall, except where the context shall otherwise require, be deemed to include its respective successors and assigns.  Notwithstanding the foregoing, Maker shall not have any right to assign his obligations hereunder without Payee's prior written consent.

(c)           Any failure by Payee to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same or any other right or remedy at any subsequent time, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.

(d)           None of the terms and provisions hereof may be waived, altered, modified, or amended except by an agreement in writing signed by Maker and Payee.

IN WITNESS WHEREOF, Maker has caused this Note to be executed as of the day and year first above written.

Innolog Holdings Corporation		Innovative Logistics Techniques, Inc.

By:
	William P. Danielczyk, Chairman	William P. Danielczyk, Chairman

Galen Capital Corporation

By:
William P. Danielczyk, Chairman